Established in 1920

April 17, 2025

Mr. Roger R. de Bree

Treasurer

Tweedy, Browne Fund Inc.

One Station Place

Stamford, CT 06902

Dear Roger:

Pursuant to Section 2 of the Voluntary Fee Waiver Agreement effective as of the 22nd day of May, 2020 by and among Tweedy, Browne Company LLC (the “Adviser”) and Tweedy, Browne Fund Inc. (the “Company”) with respect to Tweedy, Browne International Value Fund (the “Fund”) (the “Agreement”), the Adviser has determined to continue the Agreement in effect until at least the close of business on July 31, 2026. The Adviser hereby undertakes not to terminate the Agreement, with respect to the Fund, prior to the close of business on July 31, 2026 without the approval of the Company’s Board of Directors, including a majority of the Directors who are not “interested persons” of the Company as defined under the Investment Company Act of 1940.

All other terms of the Agreement shall remain in full force and effect.

If you are in agreement with the terms of this letter, please sign below and return a copy to us.

Sincerely,

Tweedy, Browne Company LLC

By:	/s/ Jay Hill

Jay Hill
Managing Director
Acknowledged and accepted:

Tweedy, Browne Fund Inc.

		By:	/s/ Roger R. de Bree

Roger R. de Bree
Treasurer

One Station Place | Stamford, CT 06902 | 203.703.0600 | www.tweedy.com